EX 99.1

FOR FURTHER INFORMATION CONTACT:

FOR IMMEDIATE RELEASE

Frank ten Brink  847-607-2012

Conference call to be held April 28, 2009 at 4:00 p.m. Central time – Dial 866-516-6872 at least 5 minutes before start time. If you are unable to participate on the call, a replay will be available through May 28th by dialing 800-642-1687, access code 91869970. To hear a live simulcast of the call over the internet on www.earnings.com, or to access an audio archive of the call, go to the Investors page on Stericycle’s website at www.stericycle.com.

STERICYCLE, INC. REPORTS RESULTS

FOR FIRST QUARTER 2009

Lake Forest, Illinois, April 28, 2009—Stericycle, Inc. (NASDAQ:SRCL), today reported financial results for the first quarter of 2009.

Revenues for the quarter ended March 31, 2009 were $277.1 million, up 8.8% from $254.8 million in the same quarter last year. Acquisitions less than 12 months old contributed approximately $19.8 million to the growth in revenues for the quarter. Revenues increased 15.1% compared to the first quarter of 2008 when adjusted for the unfavorable foreign exchange impact of $16.1 million. Gross profit was $127.8 million, up 12.5% from $113.6 million in the same quarter last year. Gross profit as a percent of revenue was 46.1% versus 44.6% in the first quarter of 2008.

Net income for the first quarter of 2009 was $40.7 million or $0.47 per diluted share compared with net income of $31.7 million or $0.35 per diluted share for the first quarter of 2008.  Net income for the first quarter of 2008 included the effect of $3.3 million of charges related to an arbitration settlement and net income for the first quarter of 2009 included the effect of $0.4 million of charges related to the adoption of FAS 141R expensing of acquisition transaction related expenses.  Adjusted for these charges, the earnings per diluted share increased from $0.39 in the first quarter of 2008 to $0.47 in the first quarter of 2009 or 20.8%.

Cash flow from operations was $76.0 million for the first quarter of 2009. Cash flow and increased loan balances were used to strengthen our business by acquisitions, international investments, capital expenditures and funding share repurchases.

For more information about Stericycle, please visit our website at www.stericycle.com.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

STERICYCLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 9,096	$ 9,095
Short-term investments	3,036	1,408
Accounts receivable, less allowance for doubtful accounts of $6,757 in 2009 and $6,616 in 2008	158,696	168,598
Deferred income taxes	11,436	16,821
Other current assets	28,981	28,508
Total current assets	211,245	224,430
Property, plant and equipment, net	207,985	207,144
Other assets:
Goodwill	1,136,874	1,135,778
Intangible assets, less accumulated amortization of $14,047 in 2009 and $14,116 in 2008	171,172	170,624
Other	21,937	21,322
Total other assets	1,329,983	1,327,724
Total assets	$ 1,749,213	$ 1,759,298

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 39,594	$ 38,880
Accounts payable	29,475	33,612
Accrued liabilities	90,967	93,487
Deferred revenues	14,719	13,663
Total current liabilities	174,755	179,642
Long-term debt, net of current portion	723,999	753,846
Deferred income taxes	152,494	147,287
Other liabilities	9,391	8,043

Shareholders' equity:
Common stock (par value $0.01 per share, 120,000,000 shares authorized, 84,858,528 issued and outstanding in 2009, 88,252,879 issued and outstanding in 2008)	849	852
Additional paid-in capital	50,188	67,776
Accumulated other comprehensive income	(37,045)	(32,075)
Retained earnings	674,582	633,927
Total shareholders' equity	688,574	670,480
Total liabilities and shareholders' equity	$ 1,749,213	$ 1,759,298

STERICYCLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)

	Three Months Ended
	March 31,

	2009		2008
	$	% of Rev	$	% of Rev

Revenues	$ 277,090	100.0%	$ 254,784	100.0%
Cost of revenues	149,287	53.9%	141,194	55.4%
Gross profit	127,803	46.1%	113,590	44.6%

Selling, general and administrative expenses	51,872	18.7%	46,985	18.4%
Amortization	1,010	0.4%	1,052	0.4%
Total SG&A expense and amortization	52,882	19.1%	48,037	18.9%

Income from operations before acquisition and other expenses	74,921	27.0%	65,553	25.7%

FAS 141R acquisition related expenses	610	0.2%	-	0.0%
Arbitration settlement and related costs	-	0.0%	5,352	2.1%
Acquisition integration expenses	111	0.0%	713	0.3%
Income from operations	74,200	26.8%	59,488	23.3%

Other income (expense):
Interest Income	174	0.1%	402	0.2%
Interest expense	(8,099)	-2.9%	(8,128)	-3.2%
Other expense, net	(809)	-0.3%	(443)	-0.2%
Total other income (expense)	(8,734)	-3.2%	(8,169)	-3.2%

Income before income taxes	65,466	23.6%	51,319	20.1%

Income tax expense	24,811	9.0%	19,655	7.7%
Net income	$ 40,655	14.7%	$ 31,664	12.4%

Earnings per share-diluted	$ 0.47		$ 0.35

Weighted average shares sutstanding - diluted:	86,841,903		89,393,242

STERICYCLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the Three Months Ended
	March 31,
	2009	2008
	(unaudited)
Operating Activities:
Net income	$ 40,655	$ 31,664
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of note receivable related to joint venture	-	798
Stock compensation expense	3,461	3,064
Excess tax benefit of stock options exercised	(3,228)	23
Depreciation	7,834	7,293
Amortization	1,010	1,052
Deferred income taxes	5,831	8,916

Changes in operating assets and liabilities, net ofeffect of acquisitions and divestitures:
Accounts receivable	7,882	(2,347)
Accounts payable	(3,715)	(14,309)
Accrued liabilities	16,491	22,793
Deferred revenues	1,096	4,104
Other assets	(1,290)	551
Net cash provided by operating activities	76,027	63,602

Investing Activities:
Payments for acquisitions and international investments, net of cash acquired	(15,951)	(7,776)
Proceeds from maturity of short-term investments	(1,664)	1,078
Proceeds from sale of property and equipment	244
Capital expenditures	(8,389)	(11,299)
Net cash used in investing activities	(25,760)	(17,997)

Financing Activities:
Repayment of long-term debt	(3,266)	(255)
Net (payments)/ proceeds on senior credit facility	(25,112)	29,326
Net payments on capital lease obligations	456	(85)
Purchase/ cancellation of treasury stock	(27,482)	(79,384)
Proceeds from other issuances of common stock	265	2,397
Excess tax benefit of stock options exercised	3,228	(23)
Net cash used in financing activities	(51,911)	(48,024)
Effect of exchange rate changes on cash	1,645	(3,484)
Net (decrease)/ increase in cash and cash equivalents	1	(5,903)
Cash and cash equivalents at beginning of period	9,095	17,108
Cash and cash equivalents at end of period	$ 9,096	$ 11,205
Non-cash activities:
Net issuances of notes payable for certain acquisitions	$ 1,900	$ 7,044